Exhibit 10.7
                                                                    ------------

              Members' Agreement of the Members of Tonkin Springs
                  LLC as Amended by and between Tonkin Springs
               Venture Limited Partnership and U.S. Environmental
                      Corporation dated October 18, 2001

                         MEMBERS' AGREEMENT AS AMENDED
   of the Members of TONKIN SPRINGS LLC, a Delaware Limited Liability Company

                               TABLE OF CONTENTS
                                                                           Page
                                                                            No.
                                                                           -----

ARTICLE I DEFINITIONS AND CROSS-REFERENCES.................................   1
1.1     Definitions........................................................   1
1.2     Cross References...................................................   1

ARTICLE II REPRESENTATIONS AND WARRANTIES; TITLE TO ASSETS; INDEMNITIES....   1
2.1     Representations and Warranties.....................................   1
2.2     Limitation on Liability............................................   2
2.3     Indemnification....................................................   2

ARTICLE III INTERESTS OF MEMBERS...........................................   3
3.1     Continuing Liabilities Upon Adjustments of Ownership Interests.....   3
3.2     Continuing Obligations and Environmental Liabilities...............   3
3.3     Grant of Lien and Security Interest................................   3
3.4     Subordination of Interests.........................................   3

ARTICLE IV RELATIONSHIP OF THE MEMBERS.....................................   3
4.1     Transfer or Termination of Rights..................................   3
4.2     Abandonment and Surrender of Properties............................   3
4.3     Implied Covenants..................................................   4
4.4     No Third Party Beneficiary Rights..................................   4

ARTICLE V ACQUISITIONS WITHIN AREA OF INTEREST.............................   4
5.1     General............................................................   4
5.2     Notice to Non-Acquiring Member.....................................   4
5.3     Option Exercised...................................................   4
5.4     Option Not Exercised...............................................   4
5.5     Non-Compete Covenants..............................................   4
5.6     Campbell-Simpson Lease.............................................   5

ARTICLE VI GOVERNING  LAW..................................................   5
6.1     Governing Law......................................................   5

ARTICLE VII GENERAL PROVISIONS.............................................   5
7.1     Notices............................................................   5
7.2     Gender.............................................................   5
7.3     Currency...........................................................   5
7.4     Headings...........................................................   5
7.5     Waiver.............................................................   6
7.6     Modification.......................................................   6
7.7     Force Majeure......................................................   6
7.8     Rule Against Perpetuities..........................................   6
7.9     Further Assurances.................................................   6
7.10    Entire Agreement; Successors and Assigns...........................   6
7.11    Counterparts.......................................................   6

                                   AGREEMENT

This Amended Members' Agreement (the Agreement) is made effective as of October 18, 2001 (Effective Date) between TONKIN SPRINGS VENTURE LIMITED PARTNERSHIP, a Nevada limited partnership (TSVLP), the address of which is 2201 Kipling Street, Suite 100, Lakewood, Colorado 80215-1545, and U.S. ENVIRONMENTAL CORPORATION, a Colorado corporation (USEC), the address of which is 2201 Kipling Street, Suite 100, Lakewood, Colorado 80215-1545.

                                    RECITALS

A. Tonkin Springs Holding Inc., a Colorado corporation (TSHI) and TSVLP were parties to the Members' Agreement of Tonkin Springs LLC, dated February 26, 1999 (the 1999 Agreement). Pursuant to the 1999 Agreement, TSHI withdrew from the TSLLC effective October 18, 2001 and the equity interest of TSHI in TSLLC was thereby transferred to TSVLP as provided under Section 2.3 of the 1999 Agreement.

B. Immediately prior to the withdrawal of TSHI from TSLLC, TSVLP sold and transferred to USEC a 1/2 of 1 percent equity interest in TSLLC. After such transfer and the withdrawal of TSHI, TSVLP shall own 99.5 percent equity interest in TSLLC and USEC shall own 0.5 percent equity interest in TSLLC. TSVLP and USEC are affiliates of each other.

C. TSVLP and USEC amended the Operating Agreement of Tonkin Springs LLC effective as of October 18, 2001 (the LLC Agreement as Amended.)

D. TSVLP and USEC desire to continue TSLLC and to thereby participate in the exploration, evaluation and, if justified, the development and mining of mineral resources within the Properties or any other properties acquired pursuant to the terms of this Agreement.

E. TSVLP and USEC wish to continue to operate the limited liability company under the Delaware Limited Liability Company Act, 6 Del. C.18-101 et. seq. (the Act) to own and operate the Properties and Assets. The name of the limited liability company shall continue to be Tonkin Springs LLC (the Company) and its affairs shall be governed by that certain Operating Agreement as Amended of Tonkin Springs LLC of even date herewith. TSVLP and USEC desire to enter into this Agreement to provide, amongst themselves, for their respective contributions to the Company and for certain other matters, all as set forth herein.

NOW THEREFORE, in consideration of the covenants and conditions contained herein, TSVLP and USEC agree as follows:

                                   ARTICLE I
                        DEFINITIONS AND CROSS-REFERENCES

I.1 Definitions. The terms defined herein shall have the defined meaning wherever used in this Agreement. Capitalized terms used but not defined in this Agreement shall have the meanings given thereto in the LLC Agreement as Amended.

I.2 Cross References. References to exhibits are to Exhibits of the LLC Agreement as Amended. References to Articles, Sections and Subsections refer to Articles, Sections and Subsections of this Agreement unless indicated otherwise. References to Paragraphs and Subparagraphs refer to paragraphs and subparagraphs of the referenced Exhibits.

                                   ARTICLE II
                        REPRESENTATIONS AND WARRANTIES;
                          TITLE TO ASSETS; INDEMNITIES

II.1  Representations and Warranties.

     (a) Capacity of the Members. As of the Effective Date, each Member warrants and represents to the other that:

          (1) it is a corporation or limited partnership, as the case may be, duly organized and in good standing in its state of incorporation or partnership organization and is qualified to do business and is in good standing in those states where necessary in order to carry out the purposes of this Agreement;

          (2) it has the capacity to enter into and perform this Agreement and all transactions contemplated herein and all corporate, partnership and other actions and consents required to authorize it to enter into and perform this Agreement have been properly taken or obtained;

          (3) it will not breach any other agreement or arrangement by entering into or performing this Agreement; and

          (4) this Agreement has been duly executed and delivered by it and is valid and binding upon it in accordance with its terms.

II.2 Limitation of Liability. The Members shall not be required to make any contribution to the capital of the Company except as otherwise provided in this Agreement, nor shall the Members in their capacity as Members or Manager be bound by, or liable for, any debt, liability or obligation of the Company whether arising in contract, tort, or otherwise. The foregoing shall not limit any obligation of a Member to (i) indemnify the other Member as expressly provided by this Agreement, (ii) restore a deficit Capital Account as required by Section 4.2 (b) of Exhibit C of the LLC Agreement as Amended or (iii) satisfy liabilities arising under Article IV or Section 5.2 of this Agreement. Any obligation herein to contribute capital to the Company may be compromised by written agreement of the Members, including by agreements providing for payments by an obligated Member directly to the other Member.

II.3  Indemnification.

     (a) Each Member shall indemnify the other Member, and its Affiliates and their respective directors, officers, employees, agents and attorneys, (collectively Indemnified Party) from and against all direct and indirect costs, expenses, damages, obligations, claims, demands, actions or liabilities, including reasonable attorneys' fees and other costs of litigation (either threatened or pending) arising out of or based on a breach by a Member (Indemnifying Party) of any representation, warranty or covenant contained in this Agreement or the LLC Agreement as Amended, including without limitation:

          (i) any action taken for or obligation or responsibility assumed on behalf of the Company or another Member by a Member or any of its directors, officers, employees, agents and attorneys, or Affiliates, in violation of Section 5.1 of the LLC Agreement as Amended;

          (ii) failure of a Member or its Affiliates to comply with the non-compete or Area of Interest provisions of Article V hereof;

          (iii) any Transfer that causes termination of the tax partnership established by Section 5.2 of the LLC Agreement as Amended, against which the transferring Member shall indemnify the non-transferring Member as provided in Subsection 7.2(e) of the LLC Agreement as Amended and Article V of Exhibit C; and

          (iv) failure of a Member or its Affiliates to comply with the preemptive right under Section 7.3 of the LLC Agreement as Amended and Exhibit H of the LLC Agreement as Amended.

     (b) If any claim or demand is asserted against an Indemnified Party in respect of which such Indemnified Party may be entitled to indemnification under this Agreement, written notice of such claim or demand shall promptly be given to the Indemnifying Party. The Indemnifying Party shall have the right, but not the obligation, by notifying the Indemnified Party within thirty (30) days after its receipt of the notice of the claim or demand, to assume the entire control of (subject to the right of the Indemnified Party to participate, at the Indemnified Party's expense and with counsel of the Indemnified Party's choice) the defense, compromise or settlement of the matter, including, at the Indemnifying Party's expense, employment of counsel of the Indemnifying Party's choice. Any damages to the assets or business of the Indemnified Party caused by a failure by the Indemnifying Party to defend, compromise or settle a claim or demand in a reasonable and expeditious manner requested by the Indemnified Party, after the Indemnifying Party has given notice that it will assume control of the defense, compromise or settlement of the matter, shall be included in the damages for which the Indemnifying Party shall be obligated to indemnify the Indemnified Party. Any settlement or compromise of a matter by the Indemnifying Party shall include a full release of claims against the Indemnified Party which have arisen out of the indemnified claim or demand.

                                  ARTICLE III
                              INTERESTS OF MEMBERS

III.1 Continuing Liabilities Upon Adjustments of Ownership Interests. As between the Members, any reduction or elimination of either Member's Ownership Interest under the LLC Agreement as Amended or pursuant to a withdrawal or resignation of a Member from the Company, this Agreement or the LLC Agreement as Amended shall not relieve such Member of its share of any arising out of Operations conducted during the term of this Agreement but prior to such reduction or elimination, regardless of when any funds may be expended to satisfy such liability. For purposes of this Section and as between the Members, such Member's share of such liability shall be equal to its Ownership Interest at the time the act or omission giving rise to the liability occurred. Should the cumulative cost of satisfying Continuing Obligations be in excess of cumulative amounts accrued or otherwise charged to the Environmental Compliance Fund as described in Paragraph
3.14 of Exhibit B of the LLC Agreement as Amended, each of the Members shall, as between the Members, be liable for its proportionate share (i.e., Ownership Interest at the time that the act or omission giving rise to such liability occurred) of the cost of satisfying such Continuing Obligations, notwithstanding that either Member has previously resigned from the Company or that its Ownership Interest has been reduced or eliminated pursuant to the LLC Agreement as Amended.

III.2 Continuing Obligations and Environmental Liabilities. On dissolution of the Company under Section 14.1 of the LLC Agreement as Amended, each Member shall, as between the Members, remain liable for its respective share of liabilities to third parties (whether such arises before or after such dissolution), including Environmental Liabilities and Continuing Obligations. In the event of the resignation of a Member pursuant to Section 14.2 of the LLC Agreement as Amended, the resigning Member's share of such liabilities shall be equal to its Ownership Interest at the time such liability was incurred (or, as to liabilities arising prior to the Effective Date, its initial Ownership Interest).

III.3 Grant of Lien and Security Interest.

     (a) Subject to Section 3.4 hereof, each Member grants to the other Member a lien upon and a security interest in its Ownership Interest, including all of its right, title and interest in the Company and the Assets, whenever acquired or arising, and the proceeds from and accessions to the foregoing.

     (b) The Liens and security interests granted by Subsection 3.3(a) hereof shall secure every obligation or liability of the Member granting such lien or security interest to the other Member created under this Agreement or the LLC Agreement as Amended. Each Member hereby agrees to take all action necessary to perfect such lien and security interest and hereby appoints the other Member its attorney-in-fact to execute, file and record all financing statements and other documents necessary to perfect or maintain such lien and security interest.

III.4 Subordination of Interests. Each Member shall, from time to time, take all necessary actions, including execution of appropriate instruments and agreements, to pledge and subordinate its Ownership Interest, any Liens it may hold which are created under this Agreement and any other right or interest it holds with respect to Tonkin Springs LLC and the Assets (other than any statutory lien of the Manager) to any secured borrowings for Operations approved by the Management Committee, including any secured borrowings relating to Project Financing, and any modifications or renewals thereof.

                                   ARTICLE IV
                          RELATIONSHIP OF THE MEMBERS

IV.1 Transfer or Termination of Rights. Neither Member shall Transfer all or any part of its rights or obligations under this Agreement, except in conjunction with a transfer or termination of the Member's Ownership Interest permitted by the LLC Agreement as Amended. Any such permitted assignment shall be subject to the consent requirements of Section 7.2 of the LLC Agreement as Amended.

IV.2 Abandonment and Surrender of Properties The Member that desires to have the Company abandon or surrender all or part of the Properties pursuant to Section
12.2 of the LLC Agreement as Amended shall remain liable to the other Member for its share (determined by its Ownership Interest as of the date of such abandonment) of any liability with respect to such Properties, including, without limitation, Continuing Obligations, Environmental Liabilities and

Environmental Compliance, whether accruing before or after such abandonment, arising out of activities conducted subsequent to the Effective Date and out of Operations conducted prior to the date of such abandonment, regardless of when any funds may be expended to satisfy such liability.

IV.3 Implied Covenants. There are no implied covenants contained in this Agreement other than those of good faith and fair dealing.

IV.4 No Third Party Beneficiary Rights. This Agreement shall be construed to benefit the Members and their respective successors and assigns only, and shall not be construed to create third party beneficiary rights in any other party, expressly including the Company, or in any governmental organization or agency, except to the extent required to permit indemnification of a non-Member Indemnified Party pursuant to Subsection 2.5(a) hereof.

                                   ARTICLE V
                      ACQUISITIONS WITHIN AREA OF INTEREST

V.1 General. Any interest or right to acquire any interest in real property or mineral or water rights within the Area of Interest acquired during the term of this Agreement by or on behalf of either Member (Acquiring Member) or any Affiliate of such Member shall, in accordance with and subject to the provisions in this Article V, be subject to the terms and provisions of this Agreement and the LLC Agreement as Amended. TSVLP and USEC and their respective Affiliates for their separate account shall be free to acquire lands and interests in lands outside the Area of Interest and to locate mining claims outside the Area of Interest. Failure of any Affiliate of either Member to comply with this Article shall be a breach by such Member of this Agreement.

V.2  Notice  to  Non-Acquiring   Member.  Within  thirty  (30)  days  after  the
acquisition of any interest or the right to acquire any interest in real property or mineral or water rights wholly or partially within the Area of Interest (except real property acquired by the Manager pursuant to a Program), the Acquiring Member shall notify the other Member of such acquisition by it or its Affiliate; provided that if the acquisition of any interest or right to acquire any interest pertains to real property or water or mineral rights partially within the Area of Interest, then all such real property or water or mineral rights (i.e., the part within the Area of Interest and the part outside the Area of Interest) shall be subject to this Article. The Acquiring Member's notice shall describe in detail the acquisition, the acquiring party if that party is an Affiliate, the lands and minerals and water rights covered thereby, the cost thereof, and the reasons why the Acquiring Member believes that the acquisition of the interest is in the best interests of the Members under this Agreement. In addition to such notice, the Acquiring Member shall make any and all information concerning the relevant interest available for inspection by the other Member.

V.3 Option  Exercised.  Within  thirty (30) days after  receiving  the Acquiring
Member's notice, the other Member may notify the Acquiring Member of its election to have the Company acquire the acquired interest. Promptly upon such notice, the Acquiring Member shall convey or cause its Affiliate to convey to the Company, by special warranty deed, all of the Acquiring Member's (or its Affiliate's) interest in such acquired interest, free and clear of all
Encumbrances arising by, through or under the Acquiring Member (or its Affiliate) other than those to which both Members have agreed. Immediately upon such notice, the acquired interest shall become a part of the Properties for all purposes of this Agreement and the LLC Agreement as Amended. The Company shall promptly pay to the Acquiring Member the latter's actual out-of-pocket acquisition costs.

V.4 Option Not Exercised. If the other Member does not give such notice within the thirty (30) day period set forth in Section 5.3 hereof, it shall have no interest in the acquired interests, and the acquired interests shall not be a part of the Assets or continue to be subject to this Agreement or the LLC Agreement as Amended.

V.5  Non-Compete  Covenants.  Neither a Member that resigns  pursuant to Section
14.2 of the LLC Agreement as Amended, nor any Affiliate of such a Member, shall directly or indirectly acquire any interest or right to explore or mine, or both, on any property any part of which is within the Area of Interest for twelve (12) months after the effective date of resignation. If a resigning Member, or the Affiliate of a resigning Member, breaches this Section, such Member shall be obligated to offer to convey to the non-resigning Member, without cost, any such property or interest so acquired (or ensure its Affiliate offers to convey the property or interest to the non-resigning Member, if the acquiring party is the resigning Member's Affiliate). Such offer shall be made in writing and can be accepted by the non-resigning Member at any time within forty five(45) days after the offer is received by such non-resigning Member. Failure of a Member's Affiliate to comply with this Section shall be a breach by such Member of this Agreement.

V.6 Campbell-Simpson Lease. Notwithstanding any provision of this Agreement or the LLC Agreement as Amended to the contrary, the Manager shall have the full right and authority, but not the obligation, to enter into such amendments of the Campbell-Simpson Lease as the Manager deems appropriate, in its sole discretion, including without limitation for the purposes of adding claims to those leased thereunder, and to convey or quitclaim claims owned by the Company to the lessors under the Campbell-Simpson Lease in connection therewith, as the Manager deems appropriate in its sole discretion.

                                   ARTICLE VI
                                 GOVERNING LAW

VI.1 Governing Law. Except for matters of title to the Assets Properties or their Transfer, which shall be governed by the law of their situs, this Agreement shall be governed by and interpreted in accordance with the laws of the State of Delaware, without regard for any conflict of laws or choice of laws principles that would permit or require the application of the laws of any other jurisdiction.

                                  ARTICLE VII
                               GENERAL PROVISIONS

VII.1   Notices.   All  notices,   payments  and  other  required  or  permitted
communications (Notices) to either Member shall be in writing, and shall be addressed respectively as follows:

If to TSVLP: Tonkin Springs Venture Limited Partnership
             2201 Kipling Street, Suite 100
             Lakewood, Colorado 80215-1545
  Attention: President, U.S. Gold Corporation
  Telephone: (303) 238-1438
  Facsimile: (303) 238-1724

If to USEC:  U.S. Environmental Corporation
             2201 Kipling Street, Suite 100
             Lakewood, Colorado 80215-1545
  Attention: President, U.S. Environmental
             Corporation
  Telephone:(303) 238-1438
  Facsimile:  (303) 238-1724

All Notices shall be given (a) by personal delivery to the Member; (b) by electronic communication, capable of producing a printed transmission and confirmation, (c) by registered or certified mail return receipt requested; or
(d) by overnight or other express courier service. All Notices shall be effective and shall be deemed given on the date of receipt at the principal address if received during normal business hours, and, if not received during normal business hours, on the next business day following receipt, or if by electronic communication, on the date of such communication. Either Member may change its address by Notice to the other Member.

VII.2 Gender. The singular shall include the plural, and the plural the singular wherever the context so requires, and the masculine, the feminine, and the neuter genders shall be mutually inclusive.

VII.3 Currency. All references to dollars or $ herein shall mean lawful currency of the United States of America.

VII.4 Headings. The subject headings of the Sections and Subsections of this Agreement and the Paragraphs and Subparagraphs of the Exhibits to this Agreement are included for purposes of convenience only, and shall not affect the construction or interpretation of any of its provisions. References to hereunder are, unless otherwise stated, references to this entire Agreement.

VII.5 Waiver. The failure of either Member to insist on the strict performance of any provision of this Agreement or to exercise any right, power or remedy upon a breach hereof shall not constitute a waiver of any provision of this Agreement or limit such Member's right thereafter to enforce any provision or exercise any right.

VII.6 Modification. No modification or amendment of this Agreement shall be valid unless made in writing and duly executed by both Members.

VII.7 Force Majeure. The obligations of a Member arising under this Agreement or under the LLC Agreement as Amended shall be suspended to the extent and for the period that performance is prevented by any cause, whether foreseeable or unforeseeable, beyond its reasonable control, including, without limitation, labor disputes (however arising and whether or not employee demands are reasonable or within the power of the Member to grant); acts of God; Laws, instructions or requests of any government or governmental entity; judgments or orders of any court; inability to obtain on reasonably acceptable terms any public or private license, permit or other authorization; curtailment or suspension of activities to remedy or avoid an actual or alleged, present or prospective violation of Environmental Laws; action or inaction by any federal, state or local agency that delays or prevents the issuance or granting of any approval or authorization required to conduct Operations (including, without limitation, a failure to complete any review and analysis required by the National Environmental Policy Act or any similar state law); acts of war or conditions arising out of or attributable to war, whether declared or undeclared; riot, civil strife, insurrection or rebellion; fire, explosion, earthquake, storm, flood, sink holes, drought or other adverse weather condition; delay or failure by suppliers or transporters of materials, parts, supplies, services or equipment or by contractors' shortage of, or inability to obtain, labor, transportation, materials, machinery, equipment, supplies, utilities or services; accidents; breakdown of equipment, machinery or facilities; actions by native rights groups, environmental groups, or other similar special interest groups; or any other cause whether similar or dissimilar to the foregoing. The affected Member shall promptly give notice to the other Member of the suspension of performance, stating therein the nature of the suspension, the reasons therefore, and the expected duration thereof. The affected Member shall resume performance as soon as reasonably possible. During the period of suspension the obligations of both Members to advance funds pursuant to this Agreement or the LLC Agreement as Amended shall be reduced to levels consistent with then current Operations.

VII.8 Rule Against Perpetuities. The Members do not intend that there shall be any violation of the rule against perpetuities, the rule against unreasonable restraints on the alienation of property, or any similar rule. Accordingly, if any right or option to acquire any interest in the Properties or Assets, in an Ownership Interest, or the Company, or in any real property exists under this Agreement, such right or option must be exercised, if at all, so as to vest such interest within time periods permitted by applicable rules. If, however, any such violation should inadvertently occur, the Members hereby agree that a court shall reform that provision in such a way as to approximate most closely the intent of the Members within the limits permissible under such rules.

VII.9 Further Assurances. Each of the Members shall take, from time to time and without additional consideration, such further actions and execute such additional instruments as may be reasonably necessary or convenient to implement and carry out the intent and purposes of this Agreement or as may be reasonably required by lenders in connection with Project Financing.

VII.10 Entire Agreement; Successors and Assigns. This Agreement contains the entire understanding of the Members and supersedes all prior agreements and understandings between the Members relating to the subject matter hereof; provided that nothing in this Section 7.10 modifies or affects the LLC Agreement as Amended and the Members' obligations thereunder. This Agreement shall be binding upon and inure to the benefit of the respective successors and permitted assigns of the Members.

VII.11 Counterparts. This Agreement may be executed in any number of counterparts, and it shall not be necessary that the signatures of both Members be contained on any counterpart. Each counterpart shall be deemed an original, but all counterparts together shall constitute one and the same instrument.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the Effective Date.

TONKIN SPRINGS VENTURE LIMITED PARTNERSHIP
By:  Tonkin Springs Gold Mining Company, as its
     General Partner
By:  /s/William W. Reid, President


By:  U.S. ENVIRONMENTAL CORPORATION

By:  /s/David C. Reid, President